Exhibit 15

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Harris Corporation

We are aware of the incorporation by reference in the following Registration Statements:

Form S-3 ASR	No. 333-186929	Harris Corporation Debt and Equity Securities,
Form S-4	No. 333-202539	Harris Corporation Shares of Common Stock,
Form S-8	No. 333-192735	Harris Corporation Retirement Plan,
Form S-8	No. 333-49006	Harris Corporation 2000 Stock Incentive Plan, and
Form S-8	No. 333-130124	Harris Corporation 2005 Equity Incentive Plan;

of our report dated May 6, 2015 relating to the unaudited condensed consolidated interim financial statements of Harris Corporation that are included in its Form 10-Q for the quarter ended April 3, 2015.

/s/ Ernst & Young LLP

Orlando, Florida

May 6, 2015